February 7, 2014

Oppenheimer Variable Account Funds, on behalf of its series, Oppenheimer International Growth Fund/VA

6803 S. Tucson Way

Centennial, Colorado 80112

Ladies and Gentlemen:

We have acted as counsel to Oppenheimer Variable Account Funds, a Delaware statutory trust (the “Trust”), on behalf of Oppenheimer International Growth Fund/VA, a series of the Trust (the “Fund”), in connection with Post-Effective Amendment No. 71 to the Trust's registration statement on Form N-1A (File Nos. 002-93177; 811-04108) (the “Post-Effective Amendment”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”), on or about February 7, 2014, for the purpose of registering an indefinite number of Service Shares and Non-Service Shares of beneficial interest of the Fund (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”). The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end investment management company.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the 1940 Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the relevant portions of the prospectus and statement of additional information (collectively, the “Prospectus”) filed as part of the Post-Effective Amendment;
(ii)	the Trust’s certificate of trust (and all amendments thereto), governing instrument, and bylaws in effect on the date of this opinion letter (collectively, the “Governing Documents”); and
(iii)	the resolutions adopted by the trustees of the Trust relating to the establishment and designation of the Fund and the Shares and the authorization for issuance and sale of an unlimited number of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have further assumed (i) the due formation of the Trust, (ii) the payment and consideration for the Shares, and the application of such consideration, as provided in the Governing Documents, and (iii) the appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the 1940 Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post -Effective Amendment and the Prospectus, will be validly issued, and (2) under the Delaware Statutory Trust Act, such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post -Effective Amendment, and to the reference to our firm under the heading “Counsel to the Funds & Independent Trustees” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP